Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-165388

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated July 1, 2010)

37,918,800 Shares of Common Stock Underlying Stock Warrants

37,918,800 Shares of Common Stock Underlying Unit Warrants

37,918,800 Stock Warrants Underlying Unit Warrants

37,918,800 Shares of Common Stock Underlying Stock Warrants Underlying Unit Warrants

This prospectus supplement no. 1 relates to (i) 37,918,800 shares of our common stock that are issuable upon the exercise of outstanding stock warrants, (ii) 37,918,800 shares of our common stock that are issuable upon the exercise of outstanding unit warrants, (iii) 37,918,800 stock warrants that are issuable upon the exercise of outstanding unit warrants and (iv) 37,918,800 shares of our common stock that are issuable upon the exercise of stock warrants that may be issued upon the exercise of outstanding unit warrants.  The securities to which this prospectus supplement relates comprise part of the units that we sold in our registered public offering on July 7, 2010.

This prospectus supplement no. 1 supplements the prospectus dated July 1, 2010, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-165388).  This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the prospectus with the information contained in our current report on Form 8-K filed with the Securities and Exchange Commission on July 22, 2010, which is attached to this prospectus supplement.

Our common stock is quoted on the OTC Bulletin Board under the symbol “ADLS.OB.” On July 26, 2010, the last reported sale price of our common stock on the OTC Bulletin Board was $0.045 per share.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the prospectus.  If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS, INCLUDING THOSE SET FORTH IN THE “RISK FACTORS” SECTION OF THE PROSPECTUS BEGINNING ON PAGE 8.  YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 27, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2010

ADVANCED LIFE SCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51436	30-0296543
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1440 Davey Road
Woodridge, Illinois	60517
(Address of principal executive offices)	(Zip Code)

(630) 739-6744

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On July 22, 2010,  Advanced Life Sciences Holdings, Inc. (the “Company”), acting through the independent audit committee of the Company’s board of directors, entered into an agreement (the “Amended Exchange Agreement”) with Dr. Michael T. Flavin, the Company’s Chief Executive Officer, amending and restating the Amended and Restated Debt Exchange Agreement dated as of June 15, 2010 (the “Prior Exchange Agreement”).  The Amended Exchange Agreement provides that the Company’s $2 million promissory note with Dr. Flavin for equity securities will be exchanged for 47,619,047 shares of the Company’s common stock.  The price of $0.042 per share used in the exchange was the same price per share used in the Company’s recently completed public equity offering.  As a result of the exchange, the promissory note will be cancelled and retired.

The Prior Exchange Agreement provided that Dr. Flavin would exchange the promissory note for units at the same price per unit as those sold in the Company’s proposed registered public offering.  The Company closed its offering on July 7, 2010 and issued 379,188 units at a public offering price of $4.20 per unit.  Each unit consisted of (i) 100 shares of the Company’s common stock, (ii) 100 stock warrants to purchase shares of common stock at an exercise price of $0.042 per share (the “Stock Warrants”) and (iii) one warrant to purchase an additional unit, consisting of 100 shares of common stock and 100 Stock Warrants, at an exercise price of $4.20 per additional unit (the “Unit Warrants”).  Under the terms of the Prior Exchange Agreement, Dr. Flavin would have received 47,619,047 shares of common stock, 47,619,047 Stock Warrants and 476,190 Unit Warrants.  In the Amended Exchange Agreement, Dr. Flavin agreed with the Company to complete the proposed exchange without receiving any Stock Warrants or Unit Warrants.

The Amended Exchange Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.  The above description of the material terms of the Amended Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 3.02.              Unregistered Sales of Equity Securities.

As noted in Item 1.01 above, the Company’s entered into an agreement providing for an exchange of the Company’s $2 million promissory note with Dr. Flavin for 47,619,047 shares of the Company’s common stock.  The text of Item 1.01 above is incorporated herein by reference.

The shares of common stock issued in the exchange have not been registered under the federal or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The Company relied on the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof and the rules and regulations promulgated thereunder.

Item 9.01.              Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Second Amended and Restated Debt Exchange Agreement between Advanced Life Sciences Holdings, Inc. and Dr. Michael T. Flavin, dated as of July 22, 2010.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

Dated: July 22, 2010	By:	/s/ Michael T. Flavin
	Name:	Michael T. Flavin, Ph.D.
	Title:	Chairman and Chief Executive Officer

3

Exhibit Index

Exhibit No.	Description

10.1	Second Amended and Restated Debt Exchange Agreement between Advanced Life Sciences Holdings, Inc. and Dr. Michael T. Flavin, dated as of July 22, 2010.

4

Exhibit 10.1

SECOND AMENDED AND RESTATED

DEBT EXCHANGE AGREEMENT

THIS SECOND AMENDED AND RESTATED DEBT EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 22nd day of July, 2010 by and between ADVANCED LIFE SCIENCES HOLDINGS, INC., a Delaware corporation (the “Company”), and Michael T. Flavin (the “Maker”).

RECITALS

WHEREAS, the Company and the Maker have entered into that certain Third Amended & Restated Promissory Note dated as of January 4, 2010 (the “Note”) relating to indebtedness of the Company to Maker in the outstanding principal amount of $2.0 million (the “Indebtedness”);

WHEREAS, on July 7, 2010, the Company completed a registered public offering of 379,188 units at a public offering price of $4.20 per unit (the “Units”), with each unit consisting of (i) 100 shares of the Company’s common stock, (ii) 100 stock warrants to purchase shares of common stock at an exercise price of $0.042 per share (the “Stock Warrants”) and (iii) one warrant to purchase an additional unit, consisting of 100 shares of common stock and 100 Stock Warrants, at an exercise price of $4.20 per additional unit (the “Unit Warrants”);

WHEREAS, pursuant to the Amended and Restated Debt Exchange Agreement dated as of June 15, 2010 (the “Prior Agreement”) the Maker agreed with the Company (acting through the independent audit committee of the Company’s board of directors) to exchange the Note for Units on the terms and conditions described therein; and

WHEREAS, the Maker and the Company (acting through the independent audit committee of the Company’s board of directors) have agreed to amend and restate the Prior Agreement in its entirety upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Maker and the Company hereby agree as follows:

ARTICLE I

DEBT EXCHANGE

1.1           Debt Exchange.  The Maker shall deliver the Note to the Company for cancellation and retirement in full of the Indebtedness and, in exchange, receive from the Company 47,619,047 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Exchange”).

1.2           Accrued Interest.  The Company shall make a cash payment to the Maker in satisfaction of accrued and unpaid interest on the Indebtedness to but excluding the date of the Exchange.

1.3           Restricted Securities.  The Maker understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they will be acquired in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the federal securities laws only in certain limited circumstances.  The certificates for the Shares shall be subject to a legend or legends restricting transfer under the federal securities laws and referring to restrictions on transfer herein, such legend to be substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND APPROPRIATE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES LAWS OF OTHER APPLICABLE JURISDICTIONS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION.  THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE OF THE PROPOSED SALE OR TRANSFER WITH THE REGISTRATION REQUIREMENTS OF THE 1933 ACT OR EXEMPTION THEREFROM.

ARTICLE II

MISCELLANEOUS

2.1           Changes.  This Agreement may be modified, amended or waived only pursuant to a written instrument signed by the Company and the Maker.

2.2           Headings.  The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

2.3           Governing Law.  This Agreement shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the internal laws and decisions of the State of Illinois, without giving affect to the conflict of laws principals thereof.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or by the remaining provisions of this Agreement.

2.4           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

2.5           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the Exchange and supersedes any prior understandings or agreements with respect thereto.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

By:	/s/ Mark Caputo
	Name:	Mark Caputo
	Title:	Vice President Accounting and Controller

MICHAEL T. FLAVIN

By:	/s/ Michael T. Flavin